UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX  78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On December 23, 2014, Vermillion, Inc. (the “Company”) completed its previously announced private placement (the “Private Placement”) of unregistered shares of its common stock, par value $0.001 per share (“Common Stock”), pursuant to the terms of a Securities Purchase Agreement, dated December 19, 2014 (the “Purchase Agreement”), by and among the Company and the investors listed on Schedule I thereto (collectively, the “Investors”).  At the closing of the Private Placement, the Company sold an aggregate of 6,944,445 shares of Common Stock (the “Shares”) and warrants to purchase an aggregate of 4,166,659 shares of Common Stock (the “Warrants” and together with the Shares, the “Securities”) to the Investors in accordance with the terms and conditions of the Purchase Agreement.

The Shares were sold at a price of $1.44 per Share, being the closing price per share of Common Stock on the NASDAQ Capital Market on December 18, 2014, for an aggregate purchase price of $10.0 million.  The Warrants were sold at a price of $0.125 per Warrant, for an aggregate purchase price of $0.5 million, and each Warrant may be exercised for a purchase price equal to $2.00 per share of Common Stock, subject to customary anti-dilution adjustments.  The Warrants may be exercised from time to time beginning six months following the date of issuance and expire on the third anniversary of the date of issuance.  The terms of certain of the Warrants prohibit the holder of such Warrants from exercising the Warrants to the extent that the exercise would result in the holder beneficially owning more than 19.99% of the outstanding shares of Common Stock.  If all of the Warrants are exercised, the Company would receive an additional $8.3 million in gross proceeds, resulting in total proceeds from the Private Placement of up to $18.9 million before transaction costs. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.

The Purchase Agreement contains customary terms regarding, among other things, representations and warranties and indemnification. Additionally, under the Purchase Agreement, the Company grants certain registration rights to the Investors. The Company is obligated to use commercially reasonable efforts to file a registration statement on Form S-3 as soon as reasonably practicable, but in any event no later than February 20, 2015, to register the resale of the Shares and the shares of Common Stock that may be issued pursuant to the Warrants (the “Warrant Shares”) and to effect the registration no later than 90 days after the filing date. With certain exceptions, the Company is obligated to keep the registration statement effective until the later of December 23, 2016, the date by which all Shares and Warrant Shares may be sold without volume or manner of sale restrictions which may be applicable to affiliates under Rule 144 or the date by which all Shares and Warrant Shares are sold. The Company will be responsible for all of its fees and expenses incurred in connection with registering the Shares.

The Investors include James T. LaFrance, Robert S. Goggin, III, Peter S. Roddy, Carl Severinghaus, Birchview Fund LLC, the Jack W. Schuler Living Trust, and Oracle Institutional Partners, L.P. Mr. LaFrance is the President, Chief Executive Officer and Chairman of the Board of the Company, and Messrs. Goggin, Roddy and Severinghaus are directors of the Company. Jack W. Schuler is the Trustee of the Jack W. Schuler Living Trust and, prior to the closing of the Private Placement, beneficially owned 18.5% of the issued and outstanding shares of Common Stock.  Matthew W. Strobeck is the beneficial owner of Birchview Capital, L.P.,  the investment manager of Birchview Fund LLC and, prior to the closing of the Private Placement, Mr. Strobeck beneficially owned 5.7% of the issued and outstanding shares of Common Stock.  Oracle Associates, LLC is the general partner of Oracle Institutional Partners, L.P. and, prior to the closing of the Private Placement, beneficially owned 19.7% of the issued and outstanding shares of Common Stock.

In addition, pursuant to the Stockholders Agreement, dated as of May 13, 2013, by and among the Company, Mr. Schuler, Oracle Partners, LP and Oracle Ten Fund Master, LP (together, “Oracle”) and the other purchasers named therein (the “Stockholders Agreement”), Mr. Schuler and Oracle are each entitled to designate one individual to be nominated by the Company to serve on the Company’s board of directors.  Oracle Associates, LLC, which is the general partner of Oracle Institutional Partners, L.P., is also the general partner of Oracle Partners, LP.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, including the form of Warrant attached thereto, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

 Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.  The Securities were issued and sold in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) of the Securities Act and rules promulgated thereunder and corresponding provisions of state securities laws. Each of the Investors is either a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act or an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Item 7.01. Regulation FD Disclosure.

On December 23, 2014, the Company issued a press release announcing the Private Placement and the suspension of the Company’s at-the-market offering. A  copy of the press release is furnished as Exhibit 99.2 to this report.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits

Exhibit Number	Description
4.1	Form of Warrant (incorporated by reference to Exhibit A to the Securities Purchase Agreement filed as Exhibit 99.1 to this Current Report on Form 8-K).
99.1	Securities Purchase Agreement, dated December 19, 2014, among Vermillion, Inc. and the investors listed on Schedule I thereto.
99.2	Press Release of Vermillion, Inc. issued on December 23, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: December 23, 2014	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer